EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 033-53801) of American Express Company of our report dated June 23, 2021 relating to the financial statements and supplemental schedules of American Express Retirement Savings Plan for the year ended December 31, 2020, which appears in this Form 11-K.

/s/ McConnell & Jones LLP

McConnell & Jones LLP
Houston, Texas
June 23, 2021